Exhibit 10.1

ICG 2014 Performance Plan

The Board of Directors of ICG Group, Inc. (together with its wholly-owned subsidiaries, “ICG”) hereby establishes this 2014 Performance Plan (this “Plan”). The purposes of this Plan are to (1) advance the interests of ICG’s stockholders by providing certain officers and other employees with bonus payments and/or vesting of performance shares upon the achievement of specified corporate and individual goals and (2) help ICG attract and retain key employees.

The Compensation Committee of ICG’s Board of Directors (the “Committee”) will administer and interpret this Plan. All decisions and determinations of the Committee with respect to this Plan will be final and binding on all parties.

ICG’s 2014 goals include quantitative and qualitative goals. The relative weighting of each element of the ICG-specific goals is described below.

Eighty-five percent (85%) of the Plan is tied to the accomplishment of quantitative goals. The achievement of a specified consolidated GAAP revenue goal for ICG’s existing consolidated companies (GovDelivery, MSDSonline and Bolt) accounts for forty percent (40%) of the Plan, the achievement of a specified adjusted non-GAAP net income goal on a consolidated basis accounts for twenty percent (20%) of the Plan and the deployment of capital (either cash or ICG equity) in a manner that the Committee believes is in the best interests of ICG’s stockholders accounts for twenty-five percent (25%) of the Plan.

Fifteen percent (15%) of the Plan is tied to execution against the following qualitative goals: (1) execution of strategic initiatives, (2) brand enhancement and (3) reaction to unforeseen market/business conditions.

Following the end of the 2014 fiscal year, the Committee will evaluate ICG’s 2014 performance and determine the extent (expressed as a percentage) to which the corporate and individual goals, as applicable, were achieved (such percentage, the “Achievement Percentage”). The Committee will then award bonuses and/or provide for the vesting of performance shares in accordance with each individual’s Achievement Percentage under the terms of this Plan.